Exhibit 5.1 and Exhibit 23.1

January 15, 2004

Aames Financial Corporation
350 South Grand Avenue, 43rd Floor
Los Angeles, California 90071

Ladies and Gentlemen:

At your request, I, John F. Madden, Jr., Executive Vice President, General Counsel and Secretary of Aames Financial Corporation, a Delaware corporation , have examined the post-effective amendment no. 1 registration statement on Form S-8 to which this letter is attached as exhibit 5.1, filed by the company with respect to certain changes made to the company’s 1999 Stock Option Plan (the “Plan”).

I have examined the company’s Certificate of Incorporation, Bylaws, the Plan and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

Based on the foregoing I am of the opinion, as of the date hereof, that the Aames Financial Corporation common stock, par value $0.001 per share, issuable pursuant to the Plan has been duly authorized and, upon issuance and sale in conformity with and pursuant to the Plan, will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the registration statement.

Respectfully submitted,

/s/ John F. Madden, Jr.

John F. Madden, Jr.
Executive Vice President, General Counsel and Secretary
Aames Financial Corporation